CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               ECOMMERCELAND, INC.


         ECOMMERCELAND, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, and declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

                  "NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article FIRST thereof so that, as amended, said Article shall read in its entirety as follows:

                          FIRST:  "The name of this Corporation is WARP 9, INC."

                  RESOLVED, FURTHER, that the Certificate of Incorporation of the Corporation be amended by changing Article FOURTH thereof so that, as amended, said Article shall read in its entirety as follows:

                           FOURTH: "The total number of shares of stock which this Corporation is authorized to issue shall be Ten Million (10,000,000), all of which shall be "Common Stock" with the par value of one cent ($.01) per share. Effective upon the amendment of this Article, each outstanding share is and shall be split into three shares of Common Stock."

         SECOND: That thereafter said amendment was duly adopted by the stockholders of the Corporation by written consent in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Jonathan Lei, its President, on this 24th day of December, 2000.

                                                 /s/ Jonathan Lei
                                                 ----------------------------
                                                 Jonathan Lei, President